Exhibit 4.4

FIRST AMENDMENT TO THE ESCROW AGREEMENT

THIS FIRST AMENDMENT TO THE ESCROW AGREEMENT BETWEEN EAST KANSAS AGRI-ENERGY, LLC (“EKAE”) AND GARNETT STATE SAVINGS BANK as escrow agent (the “Escrow Agent”) is made and entered into effective as of the 31st day of December, 2003 (the “Effective Date”) by and between EKAE and the Escrow Agent.

WHEREAS, EKAE and Escrow Agent agree to amend the Escrow Agreement between them.

NOW, THEREFORE, it is agreed that the Escrow Agreement is amended as follows:

1.  Paragraph 6 is amended by deleting Paragraph 6 in its entirety and substituting in lieu thereof the following:

6.   TERMINATION OF ESCROW.  This Agreement and the Escrow created hereunder shall be terminated as provided in paragraph 7 hereof or as of February 13, 2004.

2.  Except as specifically amended above, all of the provisions of the Escrow Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have hereunto affixed their signatures as of the day and year first written above.

EKAE:

EAST KANSAS AGRI-ENERGY, L.L.C.

/s/ William R. Pracht
William R. Pracht, President

ESCROW AGENT:

GARNETT STATE SAVINGS BANK

By:	/s/ Dwight Nelson

	Name:	Dwight Nelson

	Title:	Vice President